UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 28, 2007
COUNTRYWIDE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8422 (Commission File Number)	13-2641992 (IRS Employer Identification No.)

4500 Park Granada, Calabasas, CA		91302
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (818) 225-3000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     Effective November 28, 2007, the Board of Directors of Countrywide Financial Corporation (the “Company”) approved Amended and Restated Bylaws of the Company. The changes in the Amended and Restated Bylaws are intended to update and align the Company’s bylaws with changes in law and with current governance practices and include the following:
Article II: Meetings of Stockholders
     Section 2 (Annual Meetings) — (1) Clarify that the Chairman of the Board or the Chief Executive Officer may call an annual meeting of stockholders; and (2) provide the Board of Directors with flexibility on when an annual meeting will be held (the prior bylaws required meetings to be held on a specific day each year).
     Section 4 (Notice of Meetings) — Allow for a notice of annual meeting to be delivered in any form if in accordance with Delaware law and the Company’s charter documents (the prior bylaws required personal delivery or delivery by mail).
     Section 5 (Quorum) — Clarify that holders of a majority in voting power of shares constitute a quorum.
     Section 8 (List of Stockholders) — Conform the bylaws to Delaware law as to the list of stockholders that must be made available for stockholder review prior to any annual meeting.
     Section 9 (Inspectors) — Conform the bylaws to Delaware law regarding the appointment and duties of an inspector of election.
     Section 10 (Conduct of Meetings) — Include provisions that provide the Board of Directors or person presiding over any stockholder meeting authority to adopt rules for the conduct of, and make certain determinations at, the meeting.
     Section 12 (Nomination of Directors) — (1) Provide that a stockholder generally must provide notice to the Company of any director nomination not earlier than 120 days and not later than 90 days prior to the meeting (60-90 day notice was required in the prior bylaws); (2) require that stockholders nominating a director for election must provide additional information about themselves and the nominee, and must appear at the meeting and present the nomination for the nominee to be considered; (3) require that a stockholder nominee make certain undertakings regarding their agreement to abide by the Company’s governance documents if elected and agree to not be a party to any voting commitment on any issue or question; and (4) provide the presiding person at the meeting with authority to reject improper stockholder nominations (the prior bylaws provided the Board of Directors with this authority, and allowed stockholders to cure any notice deficiency). The change in notice period will first be effective for the 2009 annual meeting of stockholders.
     Section 13 (New Business) — Provide for changes substantially similar to those above in Section 12 (Nomination of Directors).
Article III: Board of Directors
     Section 10 (Notice of Meeting) — Simplify the notice provisions for any special meeting of Directors (the prior bylaws contained lengthy and cumbersome notice provisions).
     New Sections 13 and 14 (Telephonic Meetings and Actions by Written Consent) — Clarify that (1) meetings of the Board of Directors or any committee may be held telephonically; and (2) the Board of Directors and its committees may act by unanimous written consent.

Article V: Officers
     Section 1 (Executive Officers) — (1) Allow the Board of Directors to delegate to senior members of management authority to appoint certain officers, other than the Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer (the prior bylaws required the Board of Directors to appoint these officers); (2) delete reference to a Vice Chairman of the Board; and (3) clarify that the Board must appoint a Chief Financial Officer.
Article VI: Stock Certificates, Transfer of Shares and Record Date
     Section 1 (Certificates) — Provide that the Board of Directors may adopt a resolution so that shares of capital stock may be uncertificated.
     Section 4 (Record Date) — Conform the bylaws to Delaware law regarding establishment of a record date for any meeting or otherwise.
Article VII: General Provisions
     New Sections 7 and 8 (Manner of Notice and Waiver of Notice) — (1) Allow stockholders who share an address to receive a single stockholder notice if they consent; (2) provide that waiver of any notice of meeting is equivalent to notice; and (3) require that any stockholder who objects to any meeting because it is not lawfully convened to raise any objection at the beginning of the meeting.
     The foregoing description of the Amended and Restated Bylaws of the Company is a summary only and does not purport to be complete. The description is qualified it its entirety by the Amended and Restated Bylaws of the Company attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Countrywide Financial Corporation

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUNTRYWIDE FINANCIAL CORPORATION
Dated: November 30, 2007	/s/ Susan E. Bow
Susan E. Bow
Senior Managing Director, General Counsel, Corporate and Securities and Corporate Secretary

Exhibit Index

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Countrywide Financial Corporation